EXHIBIT 99.1

January 18, 2007

Contact:	Steve Trager
President and CEO

Release:	Immediately

Republic Bancorp, Inc. Declares
Common Stock Dividends

LOUISVILLE, KY — Republic Bancorp, Inc. (NASDAQ: RBCAA), parent company of Republic Bank & Trust Company and Republic Bank, declared a cash dividend of $0.099 per share of Class A Common Stock and $0.09 per share on Class B Common Stock, payable April 20, 2007 to shareholders of record as of March 16, 2007.

Republic Bancorp, Inc. (Republic), has 38 banking centers, and is the parent company of: Republic Bank & Trust Company with 34 banking centers in ten Kentucky communities — Bowling Green, Covington, Elizabethtown, Fort Wright, Frankfort, Georgetown, Lexington, Louisville, Owensboro, and Shelbyville and two banking centers in Jeffersonville and New Albany, Indiana.  Republic Bank has two banking centers in Port Richey and New Port Richey, Florida. Republic Bank & Trust Company operates two Republic Finance offices in Louisville, as well as Tax Refund Solutions, a nationwide tax refund loan and check provider. Republic Bank offers internet banking at www.republicbank.com. Republic has $3.0 billion in assets and $1 billion in trust assets under custody and management. Republic is headquartered in Louisville, Kentucky, and Republic Class A Common Stock is listed under the symbol ‘RBCAA’ on the NASDAQ Global Select Market.